EXHIBIT 99.1

FOR IMMEDIATE RELEASE                         INVESTOR RELATIONS CONTACT:
                                              Hayden Communications, Inc.
                                              Matthew Hayden
                                              Tel: 858-456-4533
                                              matt@haydenir.com
                                              www.haydenir.com

      TAG-IT PACIFIC, INC. ANNOUNCES PROFITABILE THIRD QUARTER 2004 RESULTS

Highlights:
         o Growth in all three operating divisions (Talon Zippers, TekFit and TrimNet)
         o Total revenues increase 3.3% vs. Third Quarter last year and 13.9% sequentially
         o        Income from operations up 9.6% vs. 3rd Q 2003
         o        Company reports net income of $211,000, or $0.01 per share
         o Continued Investments in Talon: 2 New Franchisees Signed in Asia with minimum purchase commitments of $20 million over three-years
         o Management projects 40% revenue growth and sequential improvements in profitability for 2005

Los Angeles, CA. November 15, 2004 --Tag-It Pacific, Inc. (AMEX: TAG), a full service outsourced trim management department for manufacturers of fashion apparel, today announced financial results for its third quarter and nine month period ended September 30, 2004.

For the quarter, net sales were $17.0 million, a 3.3 percent increase compared to $16.5 million for the same quarter last year, and a 13.9 percent increase sequentially compared to the second quarter. The increase in sales was primarily due to an increase in sales from TRIMNET programs for major U.S. retailers in the Company's Hong Kong and Mexico facilities and an increase in zipper sales under the TALON brand name in Asia. As previously announced, management's focus on diversifying its revenue stream has continued to show significant progress, including the replacement of business from last year's largest customer, a key milestone in the Company's evolution.

Costs of goods sold for the 2004 third quarter were $12.7 million, compared to $12.2 million in the year ago period. Gross profit for the quarter was $4.3 million, a slight increase compared to the $4.2 million reported in the year ago period, yielding gross margins of approximately 25.6 percent for the third quarter of 2004 and 25.7 percent for the third quarter of 2003. Selling expense was $646,000, a 33.3 percent decrease from the $968,000 million reported in the third quarter last year, which was in part due to a decrease in the royalty rate related to the Company's exclusive license and intellectual property rights agreement with Pro-Fit Holdings Limited. General and Administrative expenses increased 14.0 percent to $3.2 million compared to $2.8 million for the third quarter of last year, due primarily to the hiring of additional employees related to the expansion of Asian operations, including the TALON franchising strategy, as well as staffing for the new TALON manufacturing facility in North Carolina which is expected to begin production in December 2004. Interest expense decreased to $162,000 compared to $307,000 for the third quarter of last year. The Company reported net income to common shareholders of $211,000, or $0.01 per share, compared to $45,000, or $0.00 per share, for the third quarter of 2003. The Company completed the third quarter with 18,269,000 fully diluted shares outstanding compared to 12,245,000 as of the end of the third quarter last year.

Colin Dyne, Chief Executive Officer of Tag-It Pacific, commented, "Our revenue slightly exceeded our recent guidance and we showed continued improvement in our profitability, which was impacted by investments made for Talon's planned growth. We have successfully replaced more than all revenues lost from our former significant customers in Mexico and today we are a stronger company with a more diversified customer base compared to one year ago. Our business is growing due to operational and strategic improvements in all three operating divisions, and we see solid prospects for 2005, including 40% revenue growth. Our Talon franchising strategy is starting to gain momentum, with the recent signing of agreements with franchisees for the South East and Central Asia regions. These areas represent meaningful growth opportunities. We expect to close additional franchise deals, with minimum purchase guarantees, before the end of the year. Our TrimNet(TM) solution has been exceedingly well received in the marketplace, and provides synergistic opportunities to our Talon franchisers and customers. We continued to improve our working relationship with Levi's, as part of our two-year extended agreement between our TekFit(TM) division and the Levi's Docker(R) brand which was signed during the quarter."

For the first nine months of 2004, the Company reported revenues of $42.1 million, a decrease of 18.4 percent from the $51.6 million reported in the first nine months of 2003. Cost of good sold for the first nine months was $30.9 million compared to $37.6 million in the year ago period, yielding gross profit of $11.2 million and $14.0 million for the respective periods. Gross margins were 26.7 percent compared to 27.1 percent in 2003. Selling expense was $2.1 million, a 30.3 percent decrease from the $3.0 million reported in the nine month period last year. General and Administrative expenses were $8.9 million compared to $8.5 million for the first nine months of last year. Interest expense decreased to $493,000 compared to $971,000 for the nine months of last year. The Company reported a net loss to common shareholders of $201,000, or $(0.01) per share, compared to net income to common shareholders of $1.1 million, or $0.10 per share, for the first nine months of 2003. Diluted shares outstanding for the nine-month period were 17,036,000 compared to 10,810,000 for the nine month period last year.

Recent Highlights include:

         o July 26, Tag-It announced a two-year extension with Levi Strauss & Co. for all men's pants categories under the Docker(R) product line. The agreement is expected to yield approximately $35 to $40 million in revenues during the two-year period.
         o On October 27, Tag-It announced its first franchise agreement with a customer in Central Asia to distribute Talon Zippers throughout that region. The agreement includes a $9.5 million minimum purchase agreement for the three-year period, and production and orders are expected to commence January 1.
         o On November 11, Tag-It completed a private placement of $12.5 million aggregate principal amount of 6 percent Senior Convertible Promissory Notes due November 2007. The notes carry interest at 6 percent per year and are convertible into Tag-It Pacific common stock at $3.65 per share. A portion of the proceeds was used to pay off all existing indebtedness under our credit facility with UPS Capital.
         o On November 12, Tag-It announced its second franchise agreement with a customer in South East Asia to distribute Talon Zippers throughout that region. The agreement includes a $10.5 million minimum purchase agreement for the three-year period, and production and orders are expected to commence January 1.

Mr. Dyne concluded, "We continue to believe Talon's contribution will become increasingly meaningful in the coming quarters as our growth strategy takes hold. There is significant leverage associated with servicing large global manufacturers for significant retailers throughout key regions of the world without the need for significant capital expenditures. We believe this will yield measurable market share gains and revenues in 2005 and with the recent financing we now have the adequate working capital to make this a reality. Zippers remain an essential component of our TrimNet solution and give us a competitive advantage over others who try to replicate this strategy."

TELECONFERENCE INFORMATION

Management will host a conference call at 11:30 a.m. PST (2:30 p.m. EST) on Monday, November 15, 2004 to discuss 2004 third quarter results. To participate in the conference call, please dial 877-297-4509 five to ten minutes prior to the scheduled conference call time. International callers should dial 973-935-2404. There is no pass code required for this call. If you are unable to listen to the live teleconference at its scheduled time, there will be a replay available through November 22, 2004, and can be accessed by dialing 877-519-4471 (U.S.), 973-341-3080 (Int'l), passcode 5384015.


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


ABOUT TAG-IT PACIFIC, INC. - Tag-It specializes in the distribution of a full range of trim items to manufacturers of fashion apparel, specialty retailers and mass merchandiser. Tag-It acts as a full service outsourced trim management department for manufacturers of fashion apparel such as Abercrombie & Fitch, Kentucky Apparel and Azteca Production International. Tag-it also serves as a specified supplier of trim items to specific brands, brand licensees and retailers, including Levi Strauss & Co., Abercrombie & Fitch, Express, The Limited, Miller's Outpost and Lerner, among others. In addition, Tag-It distributes zippers under its TALON brand name to manufacturers for apparel brands and retailers such as Levi Strauss & Co., Wal-Mart, JC Penny and Tropical Sportswear, among others. In 2002, Tag-It created a new division under the TEKFIT brand name. This division develops and sells apparel components that utilize the patented Pro-Fit technology, including a stretch waistband. These products are marketed to the same customers targeted by our MANAGED TRIM SOLUTION and TALON zipper divisions.


FORWARD LOOKING STATEMENTS:
With the exception of the historical information, this press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this press release include the benefits of our new TRIMNET system, and the successful expansion of our zipper business. Factors which could cause actual results to differ materially from these forward-looking statements include an unfavorable outcome in our litigation with Pro-Fit Holdings relating to our stretch waistbands, the unanticipated loss of one or more major customers, economic conditions, the availability and cost of financing, the risk of a softening of customer acceptance of the Company's products, risks of introduction by competitors of trim management systems with similar or better functionality than our Managed Trim Solution, pricing pressures and other competitive factors, potential fluctuations in quarterly operating results, our management of potential growth and the risks of expansion into new business areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission including the Company's most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                                 TABLES ATTACHED


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


                              TAG-IT PACIFIC, INC.
                          Selected Balance Sheet Items
                             (all numbers in $000's)


                                                          Sep. 30,      Dec. 31,
                                                            2004          2003
                                                          -------       -------
Cash .............................................        $ 1,566       $14,443

Accounts Receivable ..............................        $27,943       $19,253

Inventories ......................................        $16,483       $17,097

Total Current Assets .............................        $52,645       $55,726

Total Assets .....................................        $66,410       $67,770

Line of Credit ...................................        $ 4,597       $ 7,096

Accounts Payable and Accrued Expenses ............        $ 9,051       $ 9,552

Total Current Liabilities ........................        $17,025       $19,260

Total Liabilities ................................        $19,052       $21,312

Convertible Redeemable preferred stock Series C ..        $  --         $ 2,895

Total Stockholders' Equity .......................        $47,358       $43,564

Total Liabilities and Equity .....................        $66,410       $67,770


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


                              TAG-IT PACIFIC, INC.


                      Consolidated Statements of Operations
                     (all numbers (excluding EPS) in $000's)

                                        Three Months Ended     Nine Months Ended
                                          September 30,          September 30,
                                       -------------------    --------------------

                                         2004       2003        2004        2003
                                       --------   --------    --------    --------
Net sales ..........................   $ 17,005   $ 16,468    $ 42,088    $ 51,558

Cost of goods sold .................     12,659     12,238      30,858      37,564
                                       --------   --------    --------    --------

   Gross profit ....................      4,346      4,230      11,230      13,994

Selling expenses ...................        646        968       2,121       3,043

General and administrative expenses       3,227      2,831       8,875       8,469
                                       --------   --------    --------    --------

   Total operating expenses ........      3,873      3,799      10,996      11,512
                                       --------   --------    --------    --------

Income from operations .............        473        431         234       2,482

Interest expense, net ..............        162        307         493         971
                                       --------   --------    --------    --------

Income (loss) before income taxes ..        311        124        (259)      1,511

Provision (benefit) for income taxes        100         29         (88)        306
                                       --------   --------    --------    --------

Net income (loss) ..................   $    211   $     95    $   (171)   $  1,205
                                       ========   ========    ========    ========

Less:  Preferred stock dividends ...       --          (50)        (30)       (144)
                                       --------   --------    --------    --------

Net income (loss) to common
   shareholders ....................   $    211   $     45    $   (201)   $  1,061
                                       ========   ========    ========    ========

Basic earnings (loss) per share ....   $   0.01   $   0.00    $  (0.01)   $   0.10
                                       ========   ========    ========    ========

Diluted earnings (loss) per share ..   $   0.01   $   0.00    $  (0.01)   $   0.10
                                       ========   ========    ========    ========

Weighted average number of common
   shares outstanding:

   Basic ...........................     18,113     11,437      17,036      10,364
                                       ========   ========    ========    ========

   Diluted .........................     18,269     12,245      17,036      10,810
                                       ========   ========    ========    ========


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